EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Tuscan Holdings Corp. (the “Company”) on Form S-1, of our report dated December 7, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Tuscan Holdings Corp. as of November 30, 2018 and for the period from November 5, 2018 (inception) through November 30, 2018, appearing in the Registration Statement of Tuscan Holdings Acquisition Corp. on Form S-1, File No. 333-229657.

/s/ Marcum llp

Marcum llp
New York, NY
March 5, 2019